Exhibit 2.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) made this date by and between CHINA VOICE HOLDING CORP., a Nevada corporation (“CHVC”) and FLINT TELECOM GROUP, INC., a Nevada corporation (“Purchaser”).

     Whereas CHVC has agreed to sell and Purchaser desires to purchase all of the issued and outstanding capital stock of certain wholly owned subsidiaries of CHVC, (the “Subsidiaries”, whether one or more) on the terms and conditions set forth in an Agreement and Plan of Merger dated January 29, 2009 (“Merger Agreement”), and

     Whereas CHVC desires to sell and Purchaser desires to purchase 15,000,000 shares of common stock of CHVC contemporaneously with the Merger Agreement,

     Now, therefore, in consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1:     SALE

1.01     Sale of Stock. CHVC agrees to sell, convey, transfer, assign, and deliver to Purchaser 15,000,000 shares of CHVC common stock and Purchaser agrees to purchase such stock (collectively, the “Stock”).

1.02     Consideration; Terms of Sale. (a) In consideration of the sale and transfer of the Stock and the representations, warranties, and covenants of CHVC set forth in this Agreement, Purchaser shall deliver to CHVC the following consideration on the Closing Date;

(b)     Purchaser shall pay $750,000 on or before February 27, 2009 and $750,000 on or before April 30, 2009.

(c)     Purchaser shall deliver its promissory note to CHVC in the amount of $7,000,000 (“Note”) upon signing of the Merger Agreement. The Note shall not bear any interest pre-default and shall be secured by 15,000,000 shares of CHVC common stock and the guarantee of Purchaser. The Note shall be payable in three equal installments on December 31, 2009, July 31, 2010, December 31, 2010,

(d)     As each payment is made on the Note, security will be reduced proportionally to the amount of Note repaid. By way of example, when the first scheduled repayment is made then security against the Note will be 10,000,000 shares of CHVC and so on until all repayments are made. Buyer will be free to use the 5,000,000 shares released on each payment date at its sole discretion.

(e)     The Note will bear interest at Eighteen percent (18%) per year for any period of time when a payment is past due.

(f)     Purchaser agrees that no securities shall be sold in the public market for twenty-four months after the Closing Date, without the consent of CHVC. There will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

“The securities represented by this certificate are subject to restrictions on transfer set forth in the Stock Purchase Agreement dated January 29, 2009, a copy of which may be obtained from the Secretary of the Company. The securities may not be sold or otherwise disposed of prior to January 29, 2011. This restriction is independent of and in addition to the other restrictions on transfer noted hereon.”

1.03     Closing. The date of execution of the Merger Agreement shall be deemed the “Closing Date” of this transaction.

ARTICLE 2:     SELLER’S REPRESENTATIONS AND WARRANTIES

     CHVC hereby represents and warrants to Purchaser that the following facts and circumstances are true and correct as of the date of this Agreement:

2.01     Organization. CHVC is duly organized, validly existing, and in good standing under the laws of its state of incorporation. CHVC is qualified to do business in all jurisdictions in which it does business and has all requisite power and authority (corporate and, when applicable, government) to own, operate, and carry on its businesses as now being conducted.

2.02     Authority. CHVC has full power and authority to execute, deliver, and consummate this Agreement, subject to the conditions to Closing set forth in this Agreement.

2.03     Representations. No representation, warranty, or covenant made to Purchaser in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement not misleading.

2.04     Broker. Neither CHVC, nor any of its officers, directors, employees, or stockholders, has retained, consented to, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

2.05     Compliance with Securities Laws. (a) Purchaser acknowledges that CHVC is relying upon the accuracy and completeness of the statements and representations contained in this section in complying with its obligations under the federal and state securities laws. Purchaser acknowledges and represents that:

(i)     Purchaser is in a financial position to hold the Shares,( the “Securities”) for an indefinite period of time, is able to bear the economic risk of an investment in the Securities and may withstand a complete loss of Purchaser’s investment in the Securities;

(ii)     The Purchaser believes that it, either alone or together with the assistance of its own professional advisor or advisors, has the knowledge and experience in business and financial matters that make it capable of reading and interpreting financial statements of and concerning CHVC and of evaluating the merits and risks of an investment in the Securities;

(iii)     Purchaser has obtained, to the extent it deems necessary, its own personal professional advice with respect to the risks inherent in an investment in the Securities and to the suitability of an investment in the Securities in light of its financial condition and investment needs;

(iv)     Purchaser understands that an investment in the Securities is highly speculative but that it believes that an investment in the Securities is suitable based upon Purchaser’s investment objectives and financial needs, and that it has adequate means for providing for its current financial needs and contingencies and has no need for liquidity of investment with respect to the Securities;

(v)     Purchaser acknowledges access to full and complete information regarding CHVC and has utilized that access to Purchaser’s satisfaction for the purpose of obtaining information concerning the named entities, an investment in the Securities and the terms and conditions of this offering of the Securities, and has either attended or been given reasonable opportunity to attend a meeting with representatives of CHVC for the purpose of asking questions of, and receiving answers from, these representatives concerning CHVC, an investment in the Securities and the terms and conditions of this offering of the Securities, and for the purpose of obtaining any additional information to the extent reasonable available that is necessary to verify the information provided;

(vi)     Purchaser recognizes that the Securities as an investment involve a high degree of risk;

(vii)     Purchaser realizes that (A) the purchase of the Securities is a long-term investment; (B) the Purchaser must bear the economic risk of investment for an indefinite period of time because the Securities have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, and, therefore, cannot be sold unless they are subsequently registered under these laws or exemptions from registrations are available; (C) there presently is no public market for the Securities and Purchaser may not be able to liquidate Purchaser’s investment in the Securities in the event of an emergency or to pledge the Securities as collateral for loans; and (D) the transferability of the Securities is restricted, and (1) requires conformity with the restrictions contained hereinbelow, and (2) will be further restricted by legends placed on the certificates representing the Securities referring to the applicable restrictions on transferability;

     (b)     Purchaser has been advised that the Securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, that the Securities are being offered and sold pursuant to exemptions from the registration requirements of these laws, and that the reliance of CHVC on these exemptions is predicated in part on Purchaser’s representations contained in this section.

Purchaser represents and warrants that the Securities are being purchased for its own account and for investment and without the intention of reselling or redistributing the Securities, that Purchaser has not made any agreement with any other person or entity regarding any of the Securities, and that Purchaser’s financial condition is such that it is not likely that it will be necessary for Purchaser to dispose of the Securities in the foreseeable future. Purchaser is aware that, in the view of the Securities and Exchange Commission, a purchase of the Securities with an intent to resell the Securities by reason of any foreseeable specific contingency or anticipated change in market values, or any change in the condition of Purchaser or its business, or in connection with a contemplated liquidation or settlement of any loan obtained for the acquisition of the Securities and for which the Securities was pledged as security, would represent an intent that is inconsistent with the representations set forth above. Purchaser further represents and agrees that, if, contrary to Purchaser’s foregoing intentions, Purchaser later should desire to dispose of or transfer any of the Securities in any manner, Purchaser will not do so without first obtaining (A) an opinion of independent counsel to the effect that the proposed disposition or transfer lawfully can be made without registration of the Securities pursuant to the Securities Act of 1933 an then in effect and applicable state securities law, or (B) such registration.

     (c)     Purchaser represents and warrants that the Securities are being received by Purchaser in Purchaser’s own name solely for Purchaser’s own beneficial interest, and not as nominee for, or on behalf of, or for the beneficial interest of, or with the intention to transfer to, any other person, trust or organization, except as specifically set forth hereinbelow.

     (d)     Purchaser is informed of the significance to CHVC of the foregoing representations, agreements and consents, and they are made with the intention that CHVC may rely upon them and agrees to indemnify CHVC, and its officers, directors and agents (the “Indemnified Parties”) for any loss, claim or liability which any Indemnified Party might incur as a result of reliance upon any fact misrepresented by Purchaser in this section.

     (e)     Purchaser additionally represents that the representations contained in this section have been duly authorized by all necessary action on the part of Purchaser, has been duly executed by an authorized officer or representative of Purchaser, and is a legal, valid and binding obligation of Purchaser enforceable according to its terms.

ARTICLE 3:     PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to CHVC that:

3.01     Authority. Purchaser has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. All corporate acts, reports, and returns required to be filed by Purchaser with any government or regulatory agency with respect to this transaction have been or will be properly filed prior to the date of this Agreement. No provisions exist in any contract, document, or other instrument to which Purchaser is a party or by which Purchaser is bound that would be violated by consummation of the transactions contemplated by this Agreement.

3.02     Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, with corporate power to own property and carry on its business as it is now being conducted.

ARTICLE 4:     CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

The obligation of Purchaser to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of Purchaser, be waived in writing by Purchaser) existing on the date of this Agreement, or such earlier date as the context may require.

4.01     Representations and Warranties. Each of the representations and warranties of CHVC in this Agreement and all other information delivered under this Agreement shall be true in all material respects as of the date of this Agreement.

4.02     Compliance With Conditions. CHVC shall have complied with and performed all agreements, covenants, and conditions in this Agreement required to be performed and complied with. All requisite action (corporate and other) in order to consummate this Agreement shall have been properly taken by CHVC.

4.03     Suit or Proceeding. No suit or proceeding, legal or administrative, relating to any of the transactions contemplated by this Agreement shall have been overtly threatened or commenced that, in the sole discretion of Purchaser and its counsel, would make it inadvisable for Purchaser to Close this transaction.

4.04     Government Approvals and Filings. All necessary government approvals and filings regarding this transaction, if any, shall have been received or made prior to the date of this Agreement in substantially the form applied for to the reasonable satisfaction of Purchaser and its counsel. Any applicable waiting period for the approvals and filings shall have expired.

4.05     Corporate and Stockholder Action. All corporate action necessary to consummate the transactions contemplated in this Agreement shall have been properly taken by CHVC.

4.06     Merger Agreement. CHVC and its affiliates have executed the Merger Agreement.

ARTICLE 5:     CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

     The obligation of CHVC to Close under this Agreement is subject to each of the following conditions (any one of which at the option of CHVC may be waived in writing by CHVC) existing on the date of this Agreement.

5.01     Corporate Action. Purchaser shall have taken appropriate corporate action regarding this transaction, which shall be evidenced by resolutions of its board of directors and certified by Purchaser’s corporate secretary, authorizing Purchaser to enter into and complete this transaction.

5.02      Merger Agreement. Purchaser and its affiliates have executed the Merger Agreement.

ARTICLE 6:     PARTIES’ OBLIGATIONS AT THE CLOSING

6.01     CHVC’s Obligations at the Closing. At the Closing, CHVC shall deliver or cause to be delivered to Purchaser certificates evidencing ownership of the Stock, subject to the lien contained in the Note.

6.02     Purchaser’s Obligation at Closing. At the Closing, Purchaser shall pay the purchase price, against delivery of the items specified in Paragraph 6.01, above.

ARTICLE 7:     GENERAL PROVISIONS

7.01     Survival of Representations, Warranties, and Covenants. The representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the date of this Agreement.

7.02     Notices. All notices or other communications hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by facsimile telecommunication, provided that any notice so given is also mailed as provided for herein, (iii) delivered by Federal Express or similar commercial delivery service, or (iv) mailed by certified mail, postage prepaid, return receipt requested, as follows:

If to CHVC:     327 Plaza Real, Suite 319, Boca Raton, Florida 33432; Fax: (561) 394-2906;

If to Purchaser:     3390 Peachtree Rd. NE, Suite 1000, Atlanta, Georgia 30326; Fax: (404) 969-3601;

or to such other address or facsimile number as CHVC or the Purchaser shall have designated to the other by like notice. Each such notice or other communication shall be effective (i) if given by facsimile telecommunication, when transmitted, (ii) if given by mail, five (5) business days after such communication is deposited in the mail and addressed as aforesaid, (iii) if given by Federal Express or similar commercial delivery service, one (1) business day after such communication is deposited with such service and addressed as aforesaid, and (iv) if given by any other means, when actually delivered at such address.

7.03     Assignment of Agreement. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

7.04     Governing Law. This Agreement shall be construed and governed by the laws of the state of Florida (without reference to the choice of law provisions of Florida law), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

7.05     Default. The following are considered to be events of default, but only after the defaulting Party fails to remedy such breach within thirty (30) days: A Party: (1) fails to perform any material obligation or covenant in any written agreement between CHVC and Purchaser, (2) makes any material false statement or representation in any agreement or document presented to CHVC and Purchaser, or (3) a receiver is appointed for a Party, or (4) bankruptcy or insolvency proceedings are commenced against a Party. Notwithstanding the above, the defaulting Party has ten (10) business days to remedy any monetary breach of this Agreement.

7.06     Amendments; Waiver. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

7.07     Entire Agreement. This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement on the subject matter of this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understandings between the parties on the subject matter of this Agreement shall be null and void.

Signed as of January 29, 2009.

CHVC: China Voice Holding Corp.

By:	/s/ Bill Burbank
Bill Burbank, Chief Executive Officer

Purchaser: Flint Telecom Group, Inc.

By:	/s/ Vincent Browne
Vincent Browne, Chief Executive Officer